Exhibit 4.12

WAIVER LETTER

JMU Limited

Maples Corporate Services Limited

P.O. Box 309, Ugland llouse

Grand Cayman, K Y 1-1104

Cayman Islands

July 22, 2019

Ladies and Gentlemen;

Reference is made to that certain Sale and Purchase Agreement, dated as of the date hereof (as further amended, amended and restated, modified or supplemented from time to time, the “SPA”) by and between JMU Limited (the “Seller”) and Marvel Billion Development Limited (億迅發展有限公司) (the “Purchaser”), pursuant to which the Seller will sell to the Purchaser and the Purchaser will purchase from the Seller all the issued and outstanding shares of New Admiral Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly owned by the Seller (the “Target Company”). Capitalized terms not defined hereunder shall have the meanings ascribed to them in the SPA.

In connection with the transaction contemplated under the SPA, the undersigned, Shanghai Zhongmin Supply Chain Management Co., Ltd. (上海众敏供应链管理有限公司), a consol idated variable interest entity of the Target Company (“Shanghai Zhongmin”), hereby irrevocably waives, upon the execution of this Waiver Letter, all the rights, requests, claims and/or allegations that it may have against the Seller and the Seller's affiliates with respect to all the outstanding liabilities owed by the Seller to Shanghai Zhongmin. Shanghai Zhongmin acknowledges that this Waiver Letter shall be also binding upon any successor of Shanghai Zhongmin and Shanghai Zhongmin shall cause any of its successors to comply with this Waiver Letter.

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IN WITNESS WHEREOF, the undersigned has executed this Waiver Letter as of the date and year first written above.

THE UNDERSIGNED:

Shanghai Zhongmin Supply Chain Management Co., Ltd.

By:	/s/ QIAN Yong with seal of Shanghai Zhongmin Supply Chain Management Co., Ltd.

Name:
Title:

[Signature Page to the Waiver Letter]